November 17, 2014

EAGLE ROCK ENERGY PARTNERS, L.P. TO PARTICIPATE IN THE 2014 RBC CAPITAL MARKETS MLP CONFERENCE
HOUSTON - Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) (the “Partnership”) announced today that Joseph A. Mills, Chairman and Chief Executive Officer, will be attending the 2014 RBC Capital Markets MLP Conference in Dallas, TX on Wednesday, November 19th. Mr. Mills will be presenting at the conference that day at 8:00am CST.
Accompanying presentation materials will be available the morning of Wednesday, November 19th on the Partnership's website at www.eaglerockenergy.com under the Investor Relations tab.

About the Partnership

Eagle Rock is a growth-oriented master limited partnership engaged in (a) the exploitation, development, and production of oil and natural gas properties and (b) ancillary gathering, compressing, treating, processing and marketing services with respect to its production of natural gas, natural gas liquids, condensate and crude oil.

Contact:

Eagle Rock Energy Partners, L.P.

Bob Haines, 281-408-1303
Vice President and Interim Chief Financial Officer

Chad Knips, 281-408-1203
Director, Corporate Finance and Investor Relations

Forward-Looking Statements

This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility of commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the SEC for the year ended December 31, 2013 and the Partnership's Forms 10-Q filed with the SEC for subsequent quarters, including the Form 10-Q filed for the quarter ended September 30, 2014, as well as any other public filings and press releases.